Third

                                    Quarter

                                     Report

                                       o

                                 September 30,

                                      1995



                                     [LOGO]

DEAR LIMITED PARTNER:

     The 1995 third quarter cash distribution totals $12 million, bringing total distributions since the Partnership's inception in 1988 to $473 million.

     Third quarter revenue was generated principally from "Taking Care of Business" in the form of a Revenue Shortfall Payment from Buena Vista. "Dick Tracy" and "Deceived" contributed revenue from the U.S. network television market, and "The Little Mermaid" continued to produce Partnership revenue this quarter from sales of film-related merchandise.

     Partnership revenue in the future is expected to be generated from the 33 films in the portfolio as they continue to travel through the U.S. and foreign television markets and from Revenue Shortfall Payments for a number of films. Next quarter, "Dead Poets Society" will become available to appear on basic cable television (USA Network).

     The 1995 Annual Report and tax information will be mailed to you by March
15. If you need any assistance in the meantime, please contact our Investor Relations Department.

Sincerely,


/s/ Roland W. Betts                     /s/ Tom A. Bernstein
Roland W. Betts                         Tom A. Bernstein
President                               Executive Vice President

BALANCE SHEETS
(Unaudited)

                                       September 30, 1995     December 31, 1994
--------------------------------------------------------------------------------
Assets
Current assets:
Cash                                         $    287,753          $  3,279,252
Temporary investments (at cost plus
  accrued interest,
  which approximates market) (Note 1)          42,856,622            59,582,252
--------------------------------------------------------------------------------
Total current assets                           43,144,375            62,861,504
Investment in Joint Venture (Note 2)          106,599,644           130,533,642
--------------------------------------------------------------------------------
                                             $149,744,019          $193,395,146
================================================================================
Liabilities and partners' equity
Current liabilities:
Due to managing general partner              $     58,179          $      7,715
Overhead fees payable (Note 3)                 26,376,327            27,936,444
--------------------------------------------------------------------------------
Total current liabilities                      26,434,506            27,944,159
Other liabilities                                 100,000               100,000
--------------------------------------------------------------------------------
                                               26,534,506            28,044,159
Partners' equity:
General partners                                       --                    --
Limited partners                              123,209,513           165,350,987
--------------------------------------------------------------------------------
Total partners' equity                        123,209,513           165,350,987
--------------------------------------------------------------------------------
                                             $149,744,019          $193,395,146
================================================================================

See notes to financial statements.

STATEMENTS OF OPERATIONS
(Unaudited)

                                                     Three Months            Nine Months          Three Months           Nine Months
                                                            Ended                  Ended                 Ended                 Ended
                                                   Sept. 30, 1995         Sept. 30, 1995        Sept. 30, 1994        Sept. 30, 1994
------------------------------------------------------------------------------------------------------------------------------------
Revenues:
Income from Joint Venture (Note 2)                    $   330,902            $ 7,456,008           $ 5,028,548           $17,160,641
Interest income                                           633,755              1,958,454               452,526             1,256,443
------------------------------------------------------------------------------------------------------------------------------------
                                                          964,657              9,414,462             5,481,074            18,417,084
Costs and expenses:
General and administrative expenses                       974,408              3,071,088               957,724             2,718,173
------------------------------------------------------------------------------------------------------------------------------------
Net income                                            $    (9,751)           $ 6,343,374           $ 4,523,350           $15,698,911
====================================================================================================================================
Net income allocated to:
General partners                                      $       (98)           $    63,434           $    45,233           $   156,989
Limited partners                                           (9,653)             6,279,940             4,478,117            15,541,922
------------------------------------------------------------------------------------------------------------------------------------
                                                      $    (9,751)           $ 6,343,374           $ 4,523,350           $15,698,911
====================================================================================================================================
Net income per a $500 limited
  partnership unit (based on
  800,000 units outstanding)                          $     (0.01)           $      7.85           $      5.60           $     19.43
====================================================================================================================================

See notes to financial statements.



STATEMENTS OF PARTNERS' EQUITY
(Unaudited

                                                                                                     Year Ended December 31, 1994
                                                                                         and Nine Months Ended September 30, 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                 General Partners        Limited Partners                   Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994                                                $      --           $ 200,558,118           $ 200,558,118
Net income, 1994                                                          213,585              21,144,941              21,358,526
Distributions, 1994                                                      (565,657)            (56,000,000)            (56,565,657)
Allocation under Treasury Regulation Section 1.704-1(b)                   352,072                (352,072)                     --
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                                     --             165,350,987             165,350,987
Net income, nine months 1995                                               63,434               6,279,940               6,343,374
Distributions during nine months 1995                                    (484,848)            (48,000,000)            (48,484,848)
Allocation under Treasury Regulation Section 1.704-1(b)                   421,414                (421,414)                     --
------------------------------------------------------------------------------------------------------------------------------------
                                                                        $      --           $ 123,209,513           $ 123,209,513
====================================================================================================================================

See notes to financial statements.

Statements of Cash Flows
(Unaudited)

                                                        Nine Months Ended      Nine Months Ended
                                                       September 30, 1995     September 30, 1994
------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                   $  6,343,374           $ 15,698,911
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Decrease in accrued interest receivable                         266,966                 46,407
  Charge on overhead fee payable                                1,980,574              1,963,637
Net change in operating assets and liabilities:
  Increase in due to managing general partner                      50,464                (10,667)
------------------------------------------------------------------------------------------------
Net cash provided by operating activities                       8,641,378             17,698,288
------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Investments in Joint Venture                                      (78,566)              (474,999)
Distributions received from Joint Venture in excess
  of equity in income                                          24,012,564             11,590,244
Sales (purchases) of temporary investments, net                16,458,664             18,700,737
------------------------------------------------------------------------------------------------
Net cash provided by investing activities                      40,392,662             29,815,982
------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Distributions to partners                                     (48,484,848)           (47,676,768)
(Decrease) Increase in overhead fee payable                    (3,540,691)                68,379
------------------------------------------------------------------------------------------------
Net cash used in financing activities                         (52,025,539)           (47,608,389)
------------------------------------------------------------------------------------------------
Net decrease in cash                                           (2,991,499)               (94,119)
Cash, beginning of year                                         3,279,252                103,994
------------------------------------------------------------------------------------------------
Cash at end of nine months                                   $    287,753           $      9,875
================================================================================================

See notes to financial statements.

Notes to Financial Statements


1. Temporary Investments

Temporary investments represent investments in commercial paper.


2.  Investment in Joint Venture

The investment in the Joint Venture is accounted for using the equity method of accounting. Under the equity method, the investment is initially recorded at cost, and is thereafter increased by additional investments, adjusted by the Partnership's share of the Joint Venture's results of operations, and reduced by distributions received from the Joint Venture. The Joint Venture's fiscal year ends September 30, while the partnership's fiscal year ends December 31. The Statements of Operations reflects the Joint Venture's results of operations for the nine months ended June 30, 1995.

The investment in Joint Venture is as follows:
--------------------------------------------------------------------------------
Balance, January 1, 1995                                           $130,533,642
Investments, January 1, 1995 to
  September 30, 1995                                                     78,566
Income from Joint Venture for the
  nine months ended June 30, 1995                                     7,456,008
Distributions, nine months 1995                                     (31,468,572)
--------------------------------------------------------------------------------
Balance, September 30, 1995                                        $106,599,644
--------------------------------------------------------------------------------

For each Joint Venture film, all revenues received by the Joint Venture are allocated and distributed first to the Partnership and Disney in proportion to their respective actual investments in the film until each has recovered its investment; second, net of participations, to Disney until it recovers any amounts paid for cost overruns; and thereafter, net of participations, 75% to the Partnership and 25% to Disney (adjusted for any Disney investment in the film other than cost overruns) until the Partnership has received an amount equal to 150% of its investment; and thereafter, 62-1/2% to the Partnership and 37-1/2% to Disney (adjusted for any Disney investment in the film other than cost overruns). Allocations of revenues from acquired films may vary from allocations applicable to other films.


3. Overhead Fees Payable

The Partnership Agreement provides that overhead fees received by the Partnership for the benefit of the Managing General Partner ("MGP") will remain on account with the Partnership with the understanding that the MGP may draw from such account from time to time, in order to cover its actual operating expenses not reimbursed from other sources. Such amounts are included in temporary investments and earn interest which accrues to the Partnership. The fees remaining on account will earn 10% per annum (compounded quarterly) for the MGP. The amount included in general and administrative expenses for the nine months is $1,980,574. Any amount remaining in such account on January 2, 1997 will be paid to the MGP on such date. As of September 30, 1995, the balance of such overhead fee account was $26,376,327.

Silver Screen Management Services, Inc.

936 Broadway

New York, NY 10010

(212) 995-7600

Recorded News Update:

(800) 444-SILV





(c) 1995 Silver Screen Management Services, Inc.